Exhibit 99.1

WORKSTREAM INC.

Workstream Receives Additional Notice of Delisting by Nasdaq

MAITLAND, FL, October 24, 2008 - Workstream Inc. (NASDAQ - WSTM), a leading provider of on-demand compensation, performance and talent management solutions, today announced that on October 21, 2008 it received additional notification from the Nasdaq Stock Market that it is not in compliance with the requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) because of its failure to file its quarterly report on Form 10-Q for the fiscal quarter ended August 31, 2008.  On September 17, 2008, Workstream received a notice from Nasdaq stating that Workstream was not in compliance with the requirements for continued listing because of its failure to file its annual report on Form 10-K for the fiscal year ended May 31, 2008. Workstream filed an appeal of that decision with the Nasdaq Listing Qualifications Panel on September 23, 2008, requesting continued listing of its common shares until the Panel’s review and determination.  A hearing before the Nasdaq Listing Qualifications Panel to consider the appeal has been scheduled for October 30, 2008. In its October 21, 2008 letter, Nasdaq informed Workstream that the Listing Qualifications Panel would consider the latest Market Place Rules violation at the hearing on October 30, 2008. The suspension of trading and delisting remains stayed pending such appeal.

About Workstream

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, VISA and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

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This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For more information contact:

Jay Markell
Workstream Inc.
Tel: 407-475-7500
e-mail: jay.markell@workstreaminc.com